Exhibit 10(u)

AMENDMENT TO
EMPLOYMENT AGREEMENT
OF
JAMES S. OSTERMAN

THIS AMENDMENT made and entered into as of this 2nd day of February, 2001, by and between BLOUNT INTERNATIONAL, INC. (the
"Company") and JAMES S. OSTERMAN ("Executive");

WITNESSETH:

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 18, 1999 ("Employment
Agreement"), which Agreement became effective on August 19, 1999; and

WHEREAS, the parties now desire to amend the Employment
Agreement in the manner hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

1.

Section 2 is hereby amended by deleting the present
section in its entirety and substituting the following in lieu thereof:

"2. 	Employment and Term; Consulting Agreement


(a)	Subject to the terms and conditions of this
Agreement, the Company hereby employs Executive and Executive hereby accepts employment as President of the Outdoor Products Group and shall have such responsibilities, duties and authority that are consistent with such position as may from time to time be assigned to Executive by the Chief Executive Officer, provided, however, that during the Term the Company may promote or hire a replacement for Executive for purposes of providing a transition of all or part of Executive's responsibilities, duties and authority to such replacement and such promotion or hiring and transition of duties and responsibilities shall not constitute a breach of this Agreement nor constitute a Good Reason for Executive to terminate employment; provided further that the promotion or hiring of a replacement shall not affect the Company's obligations to provide Executive with the compensation and benefits set forth in Section 3 below. Executive agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties and responsibilities as President of the Outdoor Products
Group, including duties related to the transition of his duties, responsibilities and authority to a replacement.
With the consent of the Chief Executive Officer, Executive may serve as a director on the boards of directors or trustees of additional companies and organizations.

(b) 	Unless earlier terminated as provided herein,
Executive's employment under this Agreement shall commence at the Effective Time and shall end on August 19, 2002
(the "Term"), unless the Term is extended in accordance with subsection (c) below (in which case such extended period shall constitute the Term).

(c) 	Not less than ninety (90) days prior to the end
of the initial Term (and any 12-month extension of the initial Term), the Company may offer to extend the Term for an additional 12-month period on such terms and conditions as may be specified in the offer (which may be on the same terms and conditions as provided herein). If
Executive desires to accept such offer, he shall notify the Company in writing within thirty (30) days of receipt of the offer and the Agreement shall be extended on the terms and conditions agreed upon.

(d)	If Executive remains actively employed by the
Company until the end of the Term (whether such date is August 19, 2002, or a later date at the end of any agreed upon extension pursuant to Section 2(c) of this Agreement), the Company shall provide Executive with a consulting agreement ("Consulting Agreement") with the following terms:

(i)	The Consulting Agreement shall be for a
period of two (2) years commencing August 20, 2002 and ending August 20, 2004 (or beginning on his later termination date resulting from any mutually agreed upon extension(s) of the initial Term pursuant to
Section 2(c) of this Agreement and ending two (2) years later). The period of the Consulting Agreement may be terminated earlier by the Company in the event of Executive's death, Disability, termination for Cause (as defined in Section 6.2 below) or Executive's voluntary termination of service.

(ii)	Executive's title will be Chairman Emeritus
of the Outdoor Products Group (or such other title as may be mutually agreed upon) and his duties will be to continue to maintain relationships with major customers, attend trade shows, consult on products and services, and perform such other duties as may reasonably be assigned to him by the Chief Executive
Officer. Executive will be an independent contractor with respect to the Company and not an employee.


(iii)	Executive will be paid an annual
retainer of $200,000 for his consulting services, for which amount he will be available to perform services up to ten (10) days per month. The Chief Executive
Officer (or his designee) and Executive will agree on the days Executive will be performing services under the Consulting Agreement. The Company may request
Executive to perform services for additional days per month at the rate of $1,600 per day.

Executive will be paid his consulting fees monthly.
Executive will also be reimbursed for the reasonable out-of-pocket expenses (including business travel and entertainment) which he incurs in performing his consulting services. Executive will be entitled to a bonus of $50,000 per year for each Company fiscal year which ends during the period of the Consulting
Agreement, if the Outdoor Products Group meets its financial targets for such fiscal year (such determination will be made by the Chief Executive
Officer).

(iv)	Executive will be provided with health and
life insurance coverages (including Exec-U-Care)
under the Company's existing benefit programs for the
Outdoor Products Group, but if such coverages cannot
be continued, the Company will arrange for comparable
coverages at its expense.   Executive will continue
to be responsible for paying the costs of any dependent coverage.

(v)	To assist in performing the consulting
services, Executive will be provided, at the Company's expense, with an equipped office and his current secretary/administrative assistant (or a substitute acceptable to Executive). The secretary/administrative assistant shall receive a level of compensation and benefits comparable to that being received by such assistant at the end of the Term. Executive's office will be at a location acceptable to Executive, but will not be in the Portland headquarters building. Executive will also be provided with an automobile (and related costs) under terms similar to those the Company uses for executives, and with reimbursement for membership dues and assessments at a country club.

(e)	If Executive remains actively employed by the
Company until the end of the Term (whether such date is August 19, 2002, or a later date at the end of any agreed upon extension pursuant to Section 2(c) of this Agreement), Executive shall be entitled to the following contractual rights and benefits (and, to the extent necessary or desirable, the Company will amend the agreements affecting such contractual rights or benefits):

(i) 	Executive's termination will be treated as a
resignation "at the request of his Employer" pursuant to Section III(c) of the Executive Supplemental
Retirement Plan of Blount, Inc..

(ii)	Executive's termination will be treated as
qualifying as "Retirement" for purposes of the Nonqualified Stock Option Agreement (Time Option), dated August 19, 1999, for 60,000 shares as well as the Nonqualified Stock Option Agreement (Performance
Option), dated August 19, 1999 for 60,000 shares.

(iii)	Executive's termination will be treated
as qualifying as "Retirement" for purposes of Article
IV of the Employee Stockholder Agreement, dated as of August 19, 1999, and the other provisions of such agreement.

2.

Section 6.7(i) is hereby amended by adding the following to the end of the present section:

"provided, however, that it shall not constitute a Good
Reason for termination by Executive nor a breach of this Agreement for the Company to promote or hire a replacement for Executive during the Term for purposes of providing a transition of all or part of Executive's duties and responsibilities so long as the Company continues to provide Executive with the compensation and benefits set forth in Section 3."

3.

Section 6.7(vii) is hereby amended by adding the following at the beginning of the present section:

"Except with respect to the promotion or hiring of a replacement to perform Executive's duties and responsibilities and the selection of such replacement, and other actions or instructions related to the transition of Executive's duties and responsibilities,"

4.

This Amendment shall be effective as of February 2, 2001.
Except as hereby modified, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

BLOUNT INTERNATIONAL, INC.

By: __________________________________


EXECUTIVE

______________________________________
James S. Osterman